EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into and shall be effective as of the 22nd day of January, 2018, by and between WORLD ACCEPTANCE CORPORATION, a South Carolina corporation (the “Company”), and JANET LEWIS MATRICCIANI, an individual and resident of the State of South Carolina (“Executive”). The Company and Executive are collectively referred to in this Agreement as the “Parties” and individually as a “Party”.
Reference is made to that certain Employment Agreement between the Company and Executive dated effective as of November 19, 2015 (the “Employment Agreement”).
In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Separation from Company; Resignation from Offices and Directorships. The Parties agree that Executive’s employment with the Company shall terminate effective January 22, 2018 (the “Separation Date”). Simultaneously with the termination of Executive’s employment on the Separation Date, Executive shall and does hereby resign from any and all officer and director positions with the Company and any of its subsidiaries and affiliates, including without limitation from Executive’s position as President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company, from Executive’s position as an officer and member of any board of directors or similar governing body of any entity in which the Company holds an equity interest, and from Executive’s position as an officer and member of any board of directors or similar governing body of which Executive serves as a designee or other representative of the Company or any of its subsidiaries or affiliates. Executive agrees to promptly sign all appropriate documentation, if any, prepared by the Company to facilitate or effectuate Executive’s resignations from any such offices, directorships or other positions.
2.    Accrued Obligations and Vested Benefits. Executive shall be paid all earned salary through the Separation Date, less all applicable deductions and taxes under federal, state and local law, and other deductions which are currently being made. Executive shall be paid for unused vacation or paid time off in accordance with Company policy. All reasonable and approved expenses incurred through the Separation Date shall be reimbursed in the ordinary course in accordance with Company policy, provided that all such expenses have been or will be submitted for reimbursement within thirty (30) days following the Separation Date. Executive’s health insurance benefits shall end as of January 31, 2018 in accordance with the terms of the applicable benefit plans, except as may be continued at Executive’s election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) shall be payable in accordance with the provisions of such plan. Executive acknowledges and agrees that the amount due to Executive under the Company’s SERP is $793,728. Executive’s vested and unvested stock options and other equity awards (if any) shall be subject to the terms and conditions of Executive’s Employment Agreement and the Company’s stock option and other equity plans (if any) and subject to the terms and conditions of any related agreements in connection with such options or other equity awards. All other employee benefits and privileges shall end as of the Separation Date, except as otherwise agreed by the Company in writing or provided under the terms of the applicable benefit plans.

3.    Separation Payments and Benefits. In consideration of Executive’s promises in this Agreement, and conditioned upon (1) Executive executing and delivering this Agreement within the time frame set forth in Section 13(c), (2) Executive not revoking this Agreement as provided in Section 13(c), and (3) Executive continuing compliance with her covenants and obligations under this Agreement, including without limitation Executive’s continuing obligations referenced in Sections 5, 6 and 10, the Company shall provide Executive with the following separation payments and benefits:
(a)    The Company shall pay to Executive certain separation payments (the “Separation Payments”) in the sum total amount of $1,596,650, representing two (2) times the sum of (i) Executive’s current annual base salary and (ii) the average annual bonus paid to Executive during the period of employment in respect of the three (3) fiscal years prior to the Separation Date, and assuming Executive otherwise meets the conditions set forth in this Agreement. The Separation Payments shall be subject to all applicable deductions and taxes under federal, state and local law. The Separation Payments shall be made in twenty-four (24) substantially equal monthly installments on the Company’s regular pay dates, with the first installment of the Separation Payments to be made on the first regular pay date after the revocation period provided under Section 13 expires and Executive does not revoke this Agreement, and the remaining installments will be made on Company’s regular pay dates each month thereafter.
(b)    The Company shall also pay to Executive, in a single lump sum, a cash payment in the amount of $31,020 (the “COBRA Payment”), representing nineteen (19) months of continuation health coverage under COBRA. The COBRA Payment shall be issued on the thirtieth (30th) day following the Separation Date, assuming Executive does not revoke this Agreement and otherwise meets the conditions set forth herein. It shall be Executive’s sole obligation to timely elect COBRA continuation coverage, and Executive shall be solely responsible for timely making any applicable premium payments to maintain such coverage should Executive choose to elect COBRA continuation coverage. Coverage premiums are subject to change. Executive is not required to purchase COBRA continuation coverage.
(c)    So long as the Company meets the corporate goals established by the Company’s Board of Directors for any bonus payment, Executive shall be eligible to receive a pro rata share of any annual incentive award (the “Pro Rata Bonus”), if any, for the Company’s current fiscal year. The Pro Rata Bonus shall be in an amount determined by the Company in its sole discretion under the Company’s Executive Incentive Plan and multiplied by a fraction (the numerator of which is the number of full and partial months of employment during the fiscal year, and the denominator of which is twelve (12)). The Pro Rata Bonus, if any, shall be paid on the same date on which annual incentives are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year.
(d)    Any of Executive’s unvested stock options and other unvested equity incentives or other unvested incentive awards shall fully vest and become exercisable if permitted by and according to the terms of the applicable incentive plans and award documents; provided, however, that (i) any of Executive’s stock options, equity incentives or incentive awards that are subject solely to time-based vesting shall accelerate and vest as of the Separation Date and (ii) all vested stock options held by Executive shall be exercisable for a period of one (1) year from the Separation Date but not beyond the original expiration of their term. For the avoidance of doubt, no portion of any equity or incentive award subject to performance-based vesting shall vest under this Section 3(d).

(e)    The Company shall assign title to Executive’s company-owned car to Executive free and clear of all liens, deliverable contemporaneously with the Separation Date.
(f)    The Company shall transfer to Executive a laptop computer comparable to Executive’s current company-issued laptop computer. Executive agrees to immediately return Executive’s current laptop computer, without removing or deleting any information therefrom, and to provide the Company with all passcodes and passwords necessary to access the information thereon. The Company shall reasonably cooperate with Executive to provide her with a copy of all personal information and documents, if any, contained on Executive’s laptop computer.
(g)    The Company shall transfer to Executive a new Apple iPhone 8. Executive agrees to immediately return Executive’s current company-issued Apple iPhone 8, without removing or deleting any information therefrom, and to provide the Company with all passcodes and passwords necessary to access the information thereon. The Company shall reasonably cooperate with Executive to provide her with a copy of all personal information (including Executive’s personal contacts list) from Executive’s current cell phone. The Company shall also transfer to Executive Executive’s current cell phone number. For the avoidance of doubt, the Company shall have no obligation whatsoever to pay for any cell phone plan, fees or other charges incurred in connection with Executive’s use of such cell phone after the Separation Date.
(h)    The Company shall pay to Executive the sum of $30,000 to reimburse Executive for the cost of legal counsel retained by Executive in connection with the drafting and negotiation of this Agreement.
(i)    Executive agrees that Executive shall be entitled to receive the Separation Payments, the COBRA Payment, the Pro Rata Bonus and the other benefits described in Sections 3(d), 3(e), 3(f), 3(g) and 3(h) (collectively, the “Separation Benefits”) in consideration of the promises and releases Executive makes in this Agreement, and that if Executive does not sign and return this Agreement in accordance with Section 13(c) or if Executive revokes this Agreement, Executive shall not receive the Separation Benefits set forth in this Section 3. All Separation Benefits shall be subject to all applicable deductions and taxes under federal, state and local law.
4. General Release and Waiver of Claims. (a)    In consideration of the promises in this Agreement and the payment of the Separation Benefits set forth herein, Executive voluntarily and of Executive’s own free will, to the fullest extent permitted by law, hereby forever releases, waives, discharges and holds harmless, the Company and its former, current and future subsidiaries, joint ventures, affiliates, divisions, parents, equity holders, predecessors, successors and assigns, and all of their current, former and future officers, shareholders, members, partners, principals, investors, owners, directors, trustees, joint venturers, insurers, attorneys, auditors, employees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) and all of their affiliates, predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, foreseen or unforeseen, that Executive had, now has or may have against any of them arising from any act, event or omission which has occurred up through the date Executive signs this Agreement. This general release and waiver of claims includes, but is not limited to, (i) claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act, the Genetic Information

Non-Discrimination Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974 (ERISA), Sections 503 and 504 of the Rehabilitation Act of 1973, the Family and Medical Leave Act, and the Worker Adjustment Retraining and Notification Act, all as amended; (ii) all other federal, state and local anti-discrimination, labor or employment laws or regulations or orders to the extent any such claims may legally be waived by private agreement; (iii) claims and potential claims relating to or arising out of any work Executive has done for the Company in any capacity, Executive’s employment, the terms and conditions of Executive’s employment and/or Executive’s separation from employment, including but not limited to statutory claims and claims in common law or in equity, including without limitation claims for discrimination, harassment, retaliation for asserting any claims, whistle-blowing, breach of contract (oral or written, express or implied), detrimental reliance, breach of policy or practice, constructive discharge, wrongful discharge, negligence, emotional distress, pain and suffering and all torts, including any intentional torts, such as defamation; (iv) claims and potential claims subject to federal, state and local occupational safety and health laws and regulations; (v) claims or potential claims under any other federal, state or local Constitution, statute, regulation, agreement, order or duty; (vi) claims or potential claims concerning or based on the adequacy of Executive’s compensation or remuneration, including incentive payments, commissions, bonuses, expense reimbursements, or claims for benefits, to the extent any and all such claims are legally capable of being waived; and (vii) any claims or potential claims for relief of any kind, including but not limited to claims for back pay, front pay, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements of any kind.
(b)    The foregoing releases do not include any claims or rights (i) that Executive may have under COBRA, (ii) that Executive may have for unemployment insurance or workers’ compensation benefits, (iii) to vested benefits under the written terms of a qualified employee pension benefit plan, (iv) to enforce this Agreement, (v) that may arise after the date that Executive signs this Agreement, or (vi) for rights to indemnification that Executive has against the Company, as specifically set forth in that certain Undertaking entered into by and between Executive and the Company effective as of ___________________, 2017 (the “Undertaking”), the terms of which are incorporated by reference in this Agreement. The Parties further acknowledge and agree that nothing in this Agreement shall in any way extinguish any rights Executive or the Company may have arising out of related to the Undertaking and any obligations set forth therein.
(c)    Executive is aware that she may hereafter discover claims or facts in addition to or different from those Executive now knows or believes to exist with respect to the subject matter of this Agreement; however, Executive and Executive’s successors and assigns hereby settle and release all of the claims which Executive may have against the Company and the other Released Parties. Executive further represents and warrants that Executive has not assigned or transferred, or purported to assign or transfer to any third party, any claim released by this Agreement, and that Executive shall and does hereby agree to indemnify the Company and the other Released Parties and hold them harmless against any claims, costs or expenses (including attorneys’ fees) paid or incurred, arising out of or related to any such transfer or assignment.
(d)    Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, the Employment Agreement, the Undertaking, or any other agreement between the Executive and the Company shall be construed to prohibit Executive from filing a charge with, reporting possible violations of law or regulation to, or participating, communicating, or cooperating with any governmental agency or entity (including but not limited to the Equal Employment Opportunity Commission, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, Congress, or any agency Inspector General) in any investigation or proceeding that may be conducted by any government agency or entity, including providing documents or other information, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; (ii) Executive does not need the prior authorization of the Company to take any action described in (i), and Executive is not required to notify the Company that she has taken any action described in (i); and (iii) this Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the U.S. Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any government agency’s trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Except as provided above, Executive knowingly and intentionally waives and releases any right to monetary relief or other individual specific remedy that might be sought on Executive’s behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency, and to the extent Executive receives any personal or monetary relief in connection with any such charge, investigation or proceeding, the Company shall be entitled to an offset for Separation Benefits.
(e)    By signing this Agreement, Executive acknowledges that other than as provided in this Agreement, Executive has received all entitlement due from the Company relating to Executive’s employment with the Company, including but not limited to all wages, sick pay, vacation pay, bonus and incentive compensation, overtime pay, and any paid and unpaid personal leave for which Executive is eligible and entitled.
5.    Representations and Warranties. Executive represents and warrants that Executive has no known workplace injuries or occupational diseases which would be compensable under the applicable state’s workers’ compensation system, that Executive has been provided and/or has not been denied or retaliated against for requesting or taking any leave under the Family and Medical Leave Act or any other federal, state, or local law, and that Executive has not engaged in any unlawful or fraudulent conduct in connection with Executive’s employment or duties with the Company. Executive further represents and warrants that Executive has not instituted any legal proceeding or lawsuit of any kind against the Company, and that Executive has not assigned any rights or interests to any claims released or waived in this Agreement to any other person or party. Executive further represents and warrants that Executive has conducted herself at all times in good faith; that (a) when acting in her official capacity for the Company, she reasonably believed that Executive’s conduct was in the best interests of the Company, and (b) at all other times she reasonably believed her conduct was at least not opposed to the Company’s best interest; and that she had no reasonable cause to believe that her conduct was unlawful. Executive further represents and warrants that to the best of Executive’s knowledge after due inquiry, any and all statements made or information provided by Executive to the Company or its legal counsel in connection with the investigation of the Company’s operations in Mexico is true and accurate in all respects; that to the best of Executive’s knowledge after due inquiry, none of such statements or information contains any untrue or inaccurate information or omits to state any fact necessary to make any of such statements or information not misleading; that Executive does not have knowledge of any fact or information regarding the subject matter of such investigation that Executive has not disclosed to the Company or its legal counsel; and that Executive has not become aware, after due inquiry, of any information that could materially impact, modify or change any statements made or information provided by Executive to the Company or its legal counsel in connection with the investigation of the Company’s operations in Mexico.
6.    Restrictive Covenants. Executive acknowledges and agrees that, in addition to the provisions of this Agreement, Executive is subject to certain post-employment covenants and restrictions contained in Section X of the Employment Agreement; provided, however, that such post-employment covenants and restrictions shall be limited as follows: notwithstanding anything to the contrary in Section X of the Employment Agreement, Executive shall be permitted to be employed by, consult for, provide services to, invest in, and/or provide financing to any online lender or any banking institution who is a Competitor (other than a Large Bank), only with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). Executive further acknowledges and agrees that all post-employment covenants and restrictions contained in the Employment Agreement shall remain in full force and effect and are incorporated by reference in this Agreement, and that Executive shall remain subject to such post-employment covenants and restrictions regardless of whether Executive signs or revokes this Agreement.
7.    Property of Company. Executive represents and warrants that Executive has returned to the Company all of the Company’s property, including but not limited to all documents, materials, confidential information, keys, access cards, laptop computers, flash drives and memory devices, phones and mobile devices, electronically-stored information, and any other Company property in Executive’s possession or control, including all copies and summaries thereof. In addition, Executive represents and warrants that there are no outstanding returnable advances and/or loans that have been made to Executive by the Company prior to the Separation Date. Furthermore, to the extent that Executive made use of Executive’s own personal computing devices (including any mobile device or phone, tablet, laptop, flash drives, and other devices and media) during Executive’s employment, Executive agrees to deliver such personal computing devices to the Company for review and permit the Company to copy all confidential and/or proprietary information of the Company from such personal computing devices and to permanently remove such information or take such other action as the Company deems necessary in its sole discretion, subject to any litigation hold then in effect. Executive further agrees (a) to notify the Company in writing of any and all confidential and/or proprietary information of the Company contained in any personal email, cloud or other storage device, (b) to permit the Company to copy all such confidential and/or proprietary information of the Company from same, and (c) thereafter, to delete Executive’s copies of such confidential and/or proprietary information of the Company therefrom, subject to any litigation hold then in effect.
8.    Non-Disparagement. Executive agrees not to, whether in writing or orally, malign, denigrate or disparage the Company or any of the other Released Parties, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light, subject to Executive’s rights to make truthful statements to government agencies as provided in Section 4(d). Likewise, the Company agrees that from and after the date hereof, that it shall not cause or permit any authorized representative of the Company, whether in writing or orally, to malign, denigrate or disparage Executive with respect to any of Executive’s past or present activities, or otherwise publish (whether in writing or orally) internal or external statements or communications that tend to portray Executive in an unfavorable light, and upon notice in the event of any such disparagement by any authorized representative of the Company, the Company shall direct such representative to cease any such disparagement, subject to the Company’s right to make truthful statements to government agencies. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Executive or the Company from (a) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive or the Company. Nothing in this Agreement prohibits or restricts any statement by the Company in reports, filings or information filed with or furnished or otherwise provided to (or published pursuant to rule or regulation of) the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”) or other regulators of the Company (including self-regulatory organizations), any of which may be publicly available (including on the Company’s website). Without limiting the foregoing, the Parties acknowledge and agree that this Agreement will be disclosed in the Company’s filings with the SEC. Pursuant to Company policy, in response to any job reference or other inquiries regarding Executive’s employment, the Company will provide only the position(s) Executive held, the dates of Executive’s employment with the Company and Executive’s compensation.
9.    Clawback. In the event (a) Executive files any claim, suit or legal proceeding which is released by Executive pursuant to Section 4, or (b) the Company determines that Executive has breached or otherwise failed to comply with Sections 6 and/or 10 of this Agreement and Executive has not remedied such breach or failure within five (5) days of receipt of written notice from the Company of its determination that Executive has breached or otherwise failed to comply with any of such Sections, or (c) Executive is convicted of or pleads guilty or nolo contendere to any felony or any crime involving moral turpitude which conviction or plea relates to or arises from Executive’s service with the Company, the Company may terminate all payments and benefits to Executive otherwise due pursuant to Section 3 of this Agreement, and require Executive, no later than ten (10) days after receipt of a written request for repayment from the Company, to repay to the Company all payments made and to return or reimburse the Company for all awards issued and benefits provided to Executive pursuant to Section 3 of this Agreement. Executive acknowledges and agrees that all compensation recovery, forfeiture and clawback related provisions in any policy, plan, program, award or award notice of the Company and which apply to Executive shall continue in full force and effect after the Separation Date, including to the extent necessary to comply with applicable law as such may be adopted or modified after the Separation Date. To the extent permitted by law, the Separation Payments may be reduced to enforce any repayment obligation of Executive to the Company.
10.    Cooperation. Following the Separation Date, Executive agrees to cooperate fully with the Company in the defense, prosecution, or conduct of any claims, actions, investigations, or reviews now in existence or which may be initiated in the future against, involving, or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company (“Matters”). Executive’s cooperation in connection with such Matters shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested. Subject to the Undertaking, the Company shall pay all reasonable expenses incurred in connection with a request made by the Company pursuant to this Section. Subject to Section 4(d), Executive further agrees that, without the prior written consent of the Company or its attorneys, Executive shall not communicate with any person who is pursuing, or may be pursuing, any claims against the Company, or any attorneys for such persons, about such claims or potential claims, and Executive shall promptly inform the Company or its counsel of any efforts by such persons or their attorneys to speak with Executive.
11.    Section 409 Compliance. It is intended that the Separation Benefits shall be exempt from Internal Revenue Code Section 409A (“Section 409A”) due to the “short-term deferral” exception set forth in Treasury Section 1.409A-1(b)(4), or such other exemption as may apply. Each payment or benefit payable under this Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). In the event that any of the Separation Benefits are considered nonqualified deferred compensation as defined in Section 409A and such amounts are payable during a period in which Executive is a “Specified Employee” under Section 409A and the 6-month mandatory delay applies, then, amounts that would otherwise be payable during the six-month period immediately follow the Separation Date shall be accumulated through and paid on the first day of the seventh month following the Separation Date (or if Executive dies during such period, within 30 days after Executive’s death). The normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the six-month period. To the extent a provision of the Agreement is contrary to or fails to address the requirements of Section 409A and related Treasury Regulations, the Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Agreement is appropriately amended to comply with such requirements.
12.    Denial of Wrongdoing. The Parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any Party, or an accusation thereof, and that the Parties deny any liability or wrongdoing and nothing in this Agreement can or will be used by or against any Party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself. Each of the Company and Executive denies committing any wrongdoing or violating any legal duty with respect to Executive’s employment or the termination of Executive’s employment. The language of this Agreement shall not be construed strictly for or against any Party, and the Parties shall be considered equal drafters hereof.
13.Miscellaneous Provisions. (a)    This Agreement, which incorporates the Undertaking and any applicable confidentiality agreement and post-employment restrictive covenants contained in the Employment Agreement, sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement. This Agreement may not be modified, altered or changed except in a written document signed by Executive and an authorized representative of the Company. Executive agrees that no Company representative has made any representation to Executive relating to this Agreement which is not contained in the express terms of this Agreement.
(b)    Any failure of either Party to enforce any provision of this Agreement will not constitute a waiver of that Party’s right to subsequently enforce such provision or any other provision of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in full force and effect.
(c)    Executive acknowledges that the Older Workers Benefit Protection Act (“OWBPA”) requires the Company to provide Executive with the following disclosures to ensure Executive’s release and waiver of claims under the federal Age Discrimination in Employment Act is knowing and voluntary and Executive acknowledges and agrees as follows:
(i)    Executive has read this entire document, and Executive fully understands it. Executive understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in signing this Agreement.
(ii)    The Separation Benefits the Company is providing Executive in return for signing and not revoking this Agreement are in addition to anything of value to which Executive already is entitled. Specifically, Executive acknowledges that Executive is not entitled to the Separation Benefits from the Company under Section 3 if Executive does not sign this Agreement or if Executive signs this Agreement, but then revokes this Agreement.
(iii)    Executive has had the opportunity to seek, and the Company hereby advises Executive in writing to seek legal counsel prior to signing this Agreement.
(iv)    Executive has had up to twenty-one (21) calendar days from Executive’s receipt of this Agreement within which to consider whether to sign this Agreement. If Executive chooses to sign this Agreement before the 21-day period has elapsed, Executive does so knowingly and voluntarily, and will be deemed to have waived the remaining portion of such 21-day period. This Agreement will be void if Executive does not sign it within twenty-one (21) calendar days after Executive has received it. Executive agrees that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.
(v)    Executive has seven (7) calendar days following Executive’s signing of this Agreement to revoke this Agreement by delivering such revocation to the Company within the seven (7) day period. Such revocation shall be in writing and shall be deemed to have been duly given and delivered if transmitted by email and sent in paper form mailed by certified mail (return receipt requested) or sent by FedEx or other nationally recognized overnight delivery service to the Company to the attention of Ken R. Bramlett, Jr. at the Company’s headquarters. This Agreement shall not be effective until the seven-day revocation period has expired and Executive does not exercise her right to revoke.
(d)    This Agreement is made and shall be governed by the laws of the State of South Carolina, without regard to its conflicts of laws principles. Any disputes under or challenges to this Agreement must be decided by an appropriate state or federal court in Greenville, South Carolina. Executive expressly consents to the personal jurisdiction of the South Carolina state and federal courts in Greenville for purposes of challenging or enforcing this Agreement and waives any objections or defenses to personal or subject matter jurisdiction or venue in any such proceeding before any such court.
(e)    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the day and year first above written.

COMPANY:
WORLD ACCEPTANCE CORPORATION

By:	/s/ Charles D. Way
Name:	Charles D. Way
Title:	Board Member

EXECUTIVE:
/s/ Janet Lewis Matricciani
Janet Lewis Matricciani

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